Contact:	Mark T. Reitzes	For immediate release
513-661-0457

Cheviot Financial Corp. Reports Second-Quarter Earnings

CINCINNATI, Ohio – July 24, 2015 – Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings for the second fiscal quarter of 2015 of $548,000, or $0.08 per share based upon 6,622,343 weighted average shares outstanding for the quarter ended June 30, 2015. Net earnings for the three months ended June 30, 2014 totaled $527,000 or $0.08 per share based upon 6,607,066 weighted average shares outstanding for the quarter ended June 30, 2014.

“The second quarter of 2015 saw a marked start in pivoting the franchise towards targeted growth strategies, primarily focused in the commercial sector.  Total linked quarter asset growth of 1.4% was driven by a 4.9% increase in net loans receivable which was largely funded by called lower yielding investment securities, and core deposit growth.  These efforts resulted in an improved loan-to-deposit ratio of 78.4% at June 30, 2015 compared to 74.2% at March 31, 2015.  In addition, during the first six months of 2015, our core deposit base increased $7.3 million, or 3.0%, while higher costing time deposits decreased $6.9 million, or 3.3%, as our strategy to shift to a more cost efficient funding mix takes shape.  During the quarter ended June 30, 2015, we have been particularly gratified with the growth in our outstanding commercial and construction loan balances of $23.8 million or 25.6%”, stated President and CEO Mark T. Reitzes.

“These efforts during the three months ended June 30, 2015, resulted in an $182,000, or 5.1% increase in net interest income in comparison to the three months ended March 31, 2015.  Notwithstanding declining loan yields and repricing pressures, we were able to maintain our net interest margin at 2.94% during the quarter ended June 30, 2015.  The quarter ended June 30, 2015 also saw an increase in other income of $100,000, or 14.7%, stemming primarily from increased gains on the sale of residential loans in the secondary market.  We likewise achieved positive operating leverage on a linked quarter basis which is no small feat in today’s banking environment,” pointed out Mr. Reitzes.   “In summary, I am pleased with the second quarter results evidencing a new beginning for the franchise . . .one of expanding our capabilities not only in residential mortgage banking but also to more focused commercial based activities,” commented Mr. Reitzes.  “We continue in our unwavering commitment to our shareholders, customers, communities and employees.”

For the three months ended June 30, 2015:

Net earnings for the three months ended June 30, 2015 totaled $548,000, a $21,000 increase from the $527,000 earnings reported in the June 2014 period.  The increase in net earnings reflects a decrease in general, administrative and other expenses of $144,000, a decrease of $75,000 in the provision for losses on loans and an increase of $19,000 in net interest income, which were partially offset by a decrease in other income of $154,000 and by an increase of $63,000 in the provision for federal income taxes.

Total interest income decreased $25,000, or 0.5%, to $4.6 million for the three months ended June 30, 2015, from the comparable quarter in 2014.   Interest income on loans increased $92,000, or 2.5%, to $3.8 million during the 2015 quarter from $3.7 million for the 2014 quarter.  This increase was due primarily to a $19.6 million, or 5.9% increase in the average balance of loans outstanding, which was partially offset by a 12 basis point decrease in the average yield on loans to 4.32% for the 2015 quarter from 4.44% for the three months ended June 30, 2014.  Interest income on mortgage-backed securities decreased $12,000, or 23.1%, to $40,000 for the three months ended June 30, 2015, from $52,000 for the comparable 2014 quarter, due primarily to a $3.1 million, or 26.3% decrease in the average balance of securities outstanding, which was partially offset by an eight basis point increase in the average yield.  Interest income on investment securities decreased $107,000, or 13.4%, to $689,000 for the three months ended June 30, 2015, compared to $796,000 for the same quarter in 2014, due primarily to a decrease of $12.3 million, or 8.3% in the average balance of investment securities outstanding and by an 12 basis point decrease in the average yield to 2.04% in the 2015 quarter.  Interest income on other interest-earning deposits increased $2,000, or 2.2% to $92,000 for the three months ended June 30, 2015.

Interest expense decreased $44,000, or 4.9% to $861,000 for the three months ended June 30, 2015, from $905,000 for the same quarter in 2014.  Interest expense on deposits decreased by $15,000, or 2.0%, to $753,000, from $768,000, due primarily to a $12.2 million decrease in the average balance of deposits outstanding.  Interest expense on borrowings decreased by $29,000, or 21.2%, due primarily to an 85 basis point decrease in the average cost of borrowings, which was partially offset by a $1.2 million increase in the average balance outstanding.

As a result of the foregoing changes in interest income and interest expense, net interest income increased by $19,000, or 0.5%, to $3.7 million for the three months ended June 30, 2015, as compared to the same quarter in 2014.  The average interest rate spread decreased to 2.90% for the three months ended June 30, 2015 from 2.95% for the three months ended June 30, 2014.  The net interest margin decreased to 2.94% for the three months ended June 30, 2015 from 2.98% for the three months ended June 30, 2014.

For the three months ended June 30, 2015, the Company recorded a provision for losses on loans of $280,000, as compared to $355,000 for the three months ended June 30, 2014.  At June 30, 2015 and December 31, 2014, non-performing loans as a percent of net loans was 1.6% and 1.5%.

Other income decreased $154,000, or 16.5%, to $781,000 for the three months ended June 30, 2015, compared to the same quarter in 2014.  The decrease is due primarily to the absence of the gain on sale of investment securities of $281,000, which was partially offset by an increase in the gain on sale of loans of $159,000.

General, administrative and other expense decreased $144,000, or 4.0%, to $3.4 million for of the three months ended June 30, 2015.  This decrease is primarily a result of the absence of $297,000 in real estate owned impairment and a decrease in other operating expense of $109,000, which were partially offset by an increase in employee compensation and benefits of $197,000, an increase of $51,000 in property, payroll and other taxes and an increase in data processing of $38,000.

The provision for federal income taxes increased $63,000, or 31.0% for the three months ended June 30, 2015.   The increase is a result of an increase of $84,000 in pre-tax earnings.

For the six months ended June 30, 2015:

Net earnings for the six months ended June 30, 2015 totaled $549,000, a $793,000, or 59.1% decrease from the $1.3 million in net earnings reported for the June 2014 period.  The decrease in net earnings reflects an increase of $517,000 in general, administrative and other expense, a decrease in other income of $516,000 and a decrease of $153,000 in net interest income, which were partially offset by a decrease in the provision for losses on loans of $132,000, and a decrease of $261,000 in the provision for federal income taxes.

The reduction in net earnings for the six months ended June 30, 2015 was primarily due to the $765,000 payment ($505,000 after taxes) we made to our former President and Chief Executive Officer as part of a previously announced settlement agreement executed in connection with his retirement.  Absent this charge, net earnings for the six months ended June 30, 2015 were $1.1 million, or $0.16 per share.

Total interest income decreased $227,000, or 2.4%, to $9.1 million for the six months ended June 30, 2015, from the comparable period in 2014.   Interest income on loans decreased $31,000, or 0.4%, to $7.4 million during the 2015 period from the 2014 period.  This decrease was due primarily to a 15 basis point decrease in the average yield to 4.32% from 4.47% in the 2014 period, which was partially offset by an $11.4 million increase in the average balance of loans outstanding.  Interest income on mortgage-backed securities decreased $32,000, or 28.6%, to $80,000 for the six months ended June 30, 2015, from $112,000 for the 2014 period, due primarily to a decrease of $3.2 million in the average balance of  mortgage-backed securities outstanding and by a seven basis point decrease in yield period over period.  Interest income on investment securities decreased $170,000, or 11.0%, to $1.4 million for the six months ended June 30, 2015, compared to $1.5 million for the same period in 2014, due primarily to a decrease of $16.1 million, or 10.8%, in the average balance of investment securities outstanding and by a one basis point decrease in the average yield to 2.06% for the 2015 period. Interest income on other interest-earning deposits increased $6,000, or 3.4%, to $184,000 for the six months ended June 30, 2015, as compared to the same period in 2014.

Interest expense decreased $74,000, or 4.1%, to $1.8 million for the six months ended June 30, 2015, from the comparable period in 2014.  Interest expense on deposits decreased by $8,000, or 0.5%, to $1.5 million, due primarily to an $11.7 million decrease in the average balance outstanding, which was partially offset by a two basis point increase in the average costs of deposits to 0.68% during the 2015 period.  Interest expense on borrowings decreased by $66,000, or 23.1%, due primarily to a $1.5 million, or 8.3%, decrease in the average balance outstanding and by a 51 basis point decrease in the average cost of borrowings.

As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $153,000, or 2.1%, to $7.3 million for the six months ended June 30, 2015.  The average interest rate spread decreased two basis points to 2.92% for the six months ended June 30, 2015 from 2.94% for the six months ended June 30, 2014.  The net interest margin decreased to 2.96% for the six months ended June 30, 2015 from 2.97% for the six months ended June 30, 2014.

For the six months ended June 30, 2015, the Company recorded a provision for losses on loans of $423,000, as compared to $555,000 for the six months ended June 30, 2014.

Other income decreased $516,000, or 26.1%, to $1.5 million for the six months ended June 30, 2015, compared to the same period in 2014  The decrease is due primarily due to the absence during the 2015 period of a gain on sale of investment securities designated as available-for-sale of $722,000 and a decrease of $48,000 in service fee income, which was partially offset by a $298,000 increase in the gain on sale of loans.

General, administrative and other expense increased $517,000, or 7.4%, to $7.5 million for the six months ended June 30, 2015, from $7.0 million for the comparable period in 2014.  This increase is primarily a result of an increase in employee compensation and benefits of $994,000, an increase of $75,000 in property, payroll and other taxes and an increase in data processing of $77,000, which was partially offset by a decrease of $375,000 in real estate owned impairment, a decrease of $86,000 in occupancy and equipment expense and a decrease of $46,000 in FDIC expense.

As previously announced, on February 3, 2015 we entered into a severance agreement (the “Agreement”) with our former President and Chief Executive Officer in connection with his retirement.  The Agreement included non-competition, non-solicitation and confidentiality provisions and a full and final release of claims, in exchange for which we paid the former President and Chief Executive officer a total of approximately $765,000 upon his retirement.  The execution of this Agreement and resulting payments caused the majority of the increase in employee compensation and benefits and related property, payroll and other taxes for the six months ended June 30, 2015.

The provision for federal income taxes decreased $261,000, or 47.5%, for the six months ended June 30, 2015.

Financial Condition Changes at June 30, 2015 and December 31, 2014:

At June 30, 2015, total assets were $581.0 million, compared with $571.2 million at December 31, 2014.  Total assets increased $9.8 million, or 1.7%, primarily due to an increase in loans receivable of $17.4 million and an increase in cash and cash equivalents of $4.0 million, which were partially offset by a decrease in investment securities of $10.8 million.   The decrease in investment securities was a result of securities called at par of $35.7 million, which were offset by purchases of $25.0 million.  The increase in loans receivable resulted from loan originations of $81.5 million, which was partially offset by the sale of loans in the secondary market of $24.3 million and principal repayments of $39.8 million.  During the six months ended June 30, 2015, our commercial loan portfolio increased $27.0 million, or 18.1% to $96.1 million.  As a result, our loan portfolio at June 30, 2015 consisted of $223.9 million, or 60.5% in one-to four-family residential loans, $27.5 million, or 7.4% in multifamily residential loans, $20.5 million, or 5.5% in construction loans, $96.1 million, or 26.0% in commercial loans and $2.2 million, or 0.6% in consumer loans in relation to total loans.

Total liabilities were $484.9 million at June 30, 2015, an increase of $9.9 million, or 2.1% compared to $475.1 million at December 31, 2014.  The increase in total liabilities is a result of an increase of $453,000, or 0.1% in total deposits which totaled $452.2 million at June 30, 2015, as compared to $451.8 million at December 31, 2014.  Advances from the Federal Home Loan Bank of Cincinnati increased by $10.4 million, or 70.3%, to $25.3 million at June 30, 2015, from $14.9 million at December 31, 2014.  The increase is a result of new advances during the year of $12.0 million, which was offset by repayments of $1.5 million.

Shareholders’ equity at June 30, 2015 was $96.1 million, a decrease of $119,000, or 0.1%, from December 31, 2014.  The decrease primarily resulted from dividend payments on common stock of $1.3 million, which was partially offset by net earnings of $549,000 and common stock issued for stock options exercised of $535,000. At June 30, 2015, tangible book value per share was $12.57 as compared to $12.72 at December 31, 2014.  Tangible book value per share was affected by the decrease in the fair market value of investment securities designated as available for sale as other comprehensive loss increased during the 2015 period.  At June 30, 2015, other comprehensive loss was $1.6 million.  Over time, the impact of the other comprehensive loss on our tangible book value per share would decrease as investments are called or mature at par; however, a sudden increase in interest rates can have an adverse effect, as increases in rates may increase accumulated comprehensive loss.

SUMMARIZED
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION AND
CONSOLIDATED STATEMENTS OF INCOME

The following tables set forth consolidated selected financial and other data of Cheviot Financial Corp. at the dates and for the periods presented.

	For the Six Months Ended
	(Unaudited)	(Unaudited)
	6/30/2015	6/30/2014

Selected Operating Data:	(In thousands, except per share data)
Total interest income	$9,055	$9,282
Total interest expense	1,751	1,825

Net interest income	7,304	7,457
Provision for losses on loans	423	555

Net interest income after provision for losses on loans	6,881	6,902
Total other income	1,463	1,979
Total general, administrative and other expense	7,507	6,990

Earnings before income taxes	837	1,891
Federal income taxes	288	549

Net earnings	$549	$1,342

Earnings per share – basic and diluted.	$0.08	$0.20

	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
	6/30/2015	3/31/2015	12/31/2014	9/30/2014	6/30/2014

ASSETS:	(In thousands)
Cash and cash equivalents	$46,455	$32,553	$42,439	$16,298	$39,057
Investment securities available for sale	116,191	138,735	126,999	144,289	144,123
Mortgage-backed securities available for sale	8,474	8,933	9,400	17,902	8,667
Mortgage-backed securities held to maturity – at cost	-	-	-	2,769	2,880
Loans receivable, net (1)	354,478	338,035	337,095	335,199	328,187
Other assets	55,394	54,446	55,304	56,376	58,129

Total Assets	$580,992	$572,702	$571,237	$572,833	$581,043

LIABILITIES:
Deposits	$452,237	$455,523	$451,784	$455,805	$463,889
Advances from the Federal Home Loan Bank	25,284	13,857	14,851	15,444	16,187
Other liabilities	7,408	6,435	8,420	6,831	6,626

Total Liabilities	484,929	475,815	475,055	478,080	486,702
Total Shareholders’ equity	96,063	96,887	96,182	94,753	94,341

Total Liabilities & Shareholders’ equity	$580,992	$572,702	$571,237	$572,833	$581,043

(1)	Includes loans held for sale, net of allowance for loan losses and deferred loan costs.

	For the Three Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	6/30/2015	3/31/2015	12/31/2014	9/30/2014	6/30/2014

	(In thousands, except per share data)

Total interest income	$4,604	$4,452	$4,579	$4,573	$4,629
Total interest expense	861	891	827	868	905

Net interest income	3,743	3,561	3,752	3,705	3,724
Provision for losses on loans	280	143	214	255	355

Net interest income after provision for
losses on loans	3,463	3,418	3,538	3,450	3,369
Total other income	781	681	961	923	935
Total general, administrative and other
expense	3,430	4,076	3,278	3,062	3,574

Earnings before income taxes	814	23	1,221	1,311	730
Federal income taxes	266	22	385	410	203

Net earnings	$548	$1	$836	$901	$527

Earnings per share – basic and diluted	$0.08	$0.00	$0.13	$0.14	$0.08

SELECTED FINANCIAL AND OTHER DATA

	For the Three Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	6/30/2015	3/31/2015	12/31/2014	9/30/2014	6/30/2014

Selected Financial Ratios and Other Data:(1)
Performance Ratios:
Return on average assets	0.38%	0.00%	0.59%	0.62%	0.36%
Return on average equity	2.25	0.00	3.50	3.80	2.26
Average equity to average assets	16.90	16.95	16.72	16.43	15.97
Net interest margin (2)	2.94	2.94	3.03	2.97	2.98
Interest rate spread (2)	2.90	2.91	2.99	2.94	2.95
Average interest-earning assets to average
interest-bearing liabilities	106.48	103.93	106.04	104.62	102.92
Total general, administrative and other expenses
to average total assets	2.38	2.86	2.30	2.12	2.45
Efficiency ratio (3)	75.82	96.09	69.55	66.16	76.73

Other Financial Ratios:
Basic earnings per share	$0.08	$0.00	$0.13	$0.14	$0.08
Diluted earnings per share	$0.08	$0.00	$0.13	$0.14	$0.08
Tangible book value per common share	$12.57	$12.77	$12.72	$12.53	$12.46
Shares outstanding	6,795,454	6,753,145	6,718,795	6,707,803	6,707,803
Weighted average shares	6,622,343	6,573,652	6,541,410	6,539,499	6,607,066
Weighted average diluted shares	6,722,306	6,663,784	6,605,690	6,602,029	6,612,977

Asset Quality Ratios:
Nonperforming loans as a percent of net loans (4)	1.61%	1.53%	1.51%	1.62%	1.43%
Nonperforming assets as a percent of total assets (4)	1.28	1.19	1.21	1.35	1.29
Allowance for loan losses as a percent of net loans	0.67	0.69	0.66	0.66	0.61
Allowance for loan losses as a percent of nonperforming assets (4)	32.09	34.18	32.40	28.76	26.64
Allowance for loan losses as a percent of net originated loans (5)	0.66	0.67	0.66	0.62	0.61
Allowance for loan losses as a percent of net purchased loans	0.84	0.86	0.77	0.88	0.71
Allowance for loan losses as a percent of originated non-performing assets (5)	42.56	47.62	41.88	39.36	43.15
Allowance for loan losses as a percent of purchased non-performing assets ………………….	18.50	19.86	20.23	18.66	14.90
Net charge-offs to average loans	0.06	0.02	0.06	0.01	0.08

Regulatory Capital Ratios (Bank Only):
Common equity tier 1 risk-based capital	23.01%	23.91%	N/A	N/A	N/A
Tier 1 risk-based capital	23.01	23.91	24.53%	24.88%	25.84%
Total risk-based capital	23.70	24.62	25.23	25.57	26.50
Tier 1 leverage	13.92	13.98	13.88	14.07	13.73

Number of:
Banking offices	12	12	12	12	12

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.
(2)
Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.  Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	Efficiency ratio represents the ratio of general, administrative and other expenses divided by the sum of net interest income and total other income.
(4)
Nonperforming loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while nonperforming assets consist of non-performing loans and real estate acquired through foreclosure.  Includes non-performing assets acquired from First Franklin Corporation.

(5)	Ratios exclude the effects of loans and non-performing assets acquired from First Franklin Corporation.

Cheviot Savings Bank was established in 1911 and currently has twelve full-service offices in Hamilton County, Ohio.

# # #

This release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:

• statements of our goals, intentions and expectations;
• statements regarding our business plans and prospects and growth and operating strategies;
• statements concerning trends in our provision for loan losses and charge-offs;
• statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and
• estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events: significantly increased competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments; general economic conditions, either nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected; decreased demand for our products and services and lower revenue and earnings because of a recession or other events; adverse changes and volatility in the securities markets or credit markets; legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements; our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board; changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve and changes in the level of government support of housing finance; changes in policy and/or assessment rates of taxing authorities that adversely affect us; changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses); the impact of the governmental effort to restructure the U.S. financial and regulatory system, including the extensive reforms enacted in the Dodd-Frank Act and the continuing impact of our coming under the jurisdiction of new federal regulators; the inability of third-party providers to perform their obligations to us; and the ability of the U.S. Government to manage federal debt limits.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.